Exhibit 99.1

DEPARTMENT OF PUBLIC UTILITIES

D.P.U. 19-131	February 28, 2020

Petition of Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division), pursuant to G.L. c. 164, § 94 and 220 CMR 5.00, for Approval of a General Increase in Gas Base Distribution Rates.

ORDER ON PROPOSED SETTLEMENT

APPEARANCES:	Gary Epler, Chief Regulatory Counsel
Unitil Service Corporation
6 Liberty Lane West
Hampton, New Hampshire 03842
FOR: FITCHBURG GAS AND ELECTRIC LIGHT COMPANY
Petitioner

Maura Healey, Attorney General
Commonwealth of Massachusetts
Joseph W. Rogers
Matthew E. Saunders
Assistant Attorneys General
Office of Ratepayer Advocacy
One Ashburton Place
Boston, Massachusetts 02108
Signatory

D.P.U. 19-131	Page ii

Stephen Bright, Esq.
Colin P. Carroll, Esq.
Ben Dobbs, Esq.
Rachel Graham Evans, Esq.
Robert Hoaglund, Esq.
Department of Energy Resources 100 Cambridge Street, Suite 1020
Boston, Massachusetts 02114
FOR: MASSACHUSETTS DEPARTMENT OF ENERGY RESOURCES
Intervenor

Jerrold Oppenheim, Esq. 57 Middle Street
Gloucester, Massachusetts 01930
FOR: LOW-INCOME WEATHERIZATION AND FUEL ASSISTANCE PROGRAM NETWORK
Intervenor

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I.	INTRODUCTION

On December 17, 2019, Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division) (“Unitil” or “Company”) filed a petition with the Department of Public Utilities (“Department”) seeking approval of an increase in base distribution rates for gas service pursuant to G.L. c. 164, § 94, as well as other proposals. The rates in the Company’s last gas base distribution rate case went into effect on May 1, 2016. Fitchburg Gas and Electric Light Company, D.P.U. 15-81 (2016).

In the filing, Unitil sought to increase its rates to generate $7.3 million in additional base distribution revenues. This increase included the Company’s request to transfer the recovery of $3.4 million in Gas System Enhancement Plan (“GSEP”) investments from the Local Distribution Adjustment Factor (“LDAF”) to base distribution rates. Consequently, if approved, the proposed increase in base distribution revenues of $7.3 million would be offset by a revenue decrease of $3.4 million to the LDAF, which resulted in a $3.9 million, or 11.1 percent, increase over current total gas operating revenues. The Company also stated that its requested rate increase considered the reduction in the federal corporate income tax rate that results from the Tax Cuts and Jobs Act of 2017 (“Tax Act”), which became effective January 1, 2018.1 Unitil’s filing also contained proposals related to its recovery of capital investment made to replace gas distribution infrastructure through the GSEP approved in Fitchburg Gas and Electric Light Company, D.P.U. 14-130 (2015).

[1]

On December 22, 2017, the Tax Act was signed into law. Pub. L. No. 115-97, 131 Stat. 2054: An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018. Among other things, the Act reduced the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. On February 2, 2018, the Department opened an investigation to determine the Act’s effect on the rates of the Department’s regulated utilities. Investigation into Effect of Reduction in Federal Income Tax Rates, D.P.U. 18-15 (2018). Subsequently, the Department directed the Company to return to gas ratepayers savings associated with the reduction in the federal corporate income tax rate and excess accumulated deferred income taxes related to the tax rate change. D.P.U. 18-15-E at 47-49; D.P.U. 18-15-A at 57-59.

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The Company’s filing is based on a test year of January 1, 2018 through December 31, 2018. The Department docketed this matter as D.P.U. 19-131 and suspended the effective date of the proposed rate increase until November 1, 2020, to investigate the propriety of the Company’s petition. D.P.U. 19-131, Suspension Order at 1 (December 20, 2019).

On January 31, 2020, Unitil and the Attorney General of the Commonwealth of Massachusetts (“Attorney General”) (“Settling Parties”) submitted the following documents: (1) a Joint Motion for Approval of Settlement Agreement (“Joint Motion”); (2) the Settlement; and (3) an Explanatory Statement (“Explanatory Statement”).2 In the Joint Motion, the Settling Parties request that the Department find that (1) the terms of the Settlement are reasonable and (2) implementation of the terms of the Settlement will result in just and reasonable rates for the Company (Joint Motion at 1). As explained in further details below, by its terms, the Settlement is deemed withdrawn, unless the Department approves the entire Settlement by March 1, 2020.

[2]

The Department required that any settlement be accompanied by an explanatory statement to facilitate review that included a procedural history, a section-by-section summary of the settlement, the issues underlying the settlement and the major implications of the settlement, whether any of the issues raise policy implications, whether other pending proceedings may be affected, whether the settlement involves issues of first impression, if there is any change in treatment from a previously decided issue, and any other materials needed to evaluate the settlement. D.P.U. 19-131, Hearing Officer Memorandum (December 23, 2019).

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II.	HISTORICAL BACKGROUND AND PROCEDURAL HISTORY

The Company provides retail electric and gas distribution service to customers in the City of Fitchburg and the Towns of Ashby, Lunenburg, and Townsend (Exh. Unitil-CLV-1, at 2). In addition, Unitil provides gas-only distribution service in the City of Gardner and the Town of Westminster (Exh. Unitil-CLV-1, at 2). Unitil serves approximately 30,000 electric customers and 16,000 gas customers in these cities and towns (Exh. Unitil-CLV-1, at 2).

Unitil is a wholly owned utility subsidiary of Unitil Corporation (Exh. Unitil-CLV-1, at 2). Unitil Corporation is a public utility holding company engaged in the retail distribution of electricity and gas through its three utility subsidiaries: (1) Unitil, which provides electric and gas service in Massachusetts; (2) Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire; and (3) Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine (Exh. Unitil-CLV-1, at 2). In addition, Unitil Corporation is the parent company of Granite State Gas Transmission, which is an interstate natural gas pipeline company (Exh. Unitil-CLV-1, at 2). Unitil Corporation also owns the following subsidiaries: (1) Unitil Power Corp.3; (2) Unitil Realty Corp.; (3) Unitil Resources, Inc.; and (4) Unitil Service Corp., which provides engineering, financial, managerial, and regulatory services to Unitil Corporation’s utility subsidiaries (Exh. Unitil-CLV-1, at 3).

[3]

As a result of industry restructuring and the introduction of retail choice in New Hampshire, Unitil Power Corp. is currently winding up its business operations and obligations (Exh. Unitil-CLV-1, at 3).

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On December 23, 2019, the Attorney General filed a notice of intervention pursuant to G.L. c. 12, § 11E. On February 3, 2020, the Department granted intervention to the Department of Energy Resources (“DOER”) and the Low-Income Weatherization and Fuel Assistance Program Network (“Network”). On February 20, 2020, in response to the proposed Settlement, the Network filed a set of comments and requested that the Department “set the low-income rate discount of the Gas Division … equal to that of its Electric Division” (Network Comments at 1-2; see also Exh. LIN 1-2).

Pursuant to notice duly issued, the Department held a public hearing in the Company’s service territory on February 26, 2020. The Department received written and oral comments from a number of the Company’s customers.

In support of the Company’s filing, the following witnesses provided testimony: (1) Christine L. Vaughan, Unitil Corporation’s Senior Vice President, Chief Financial Officer, and Treasurer; (2) Christopher Goulding, Director of Rates and Revenue Requirements, Unitil; (3) Daniel Main, Assistant Controller, Unitil; (4) John Closson, Vice

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President of People, Shared Services & Organizational Effectiveness, Unitil; (5) Tonya Rochette, Director of Human Resources, Unitil; (6) Ned Allis, Vice President of Gannet Fleming Valuation and Rate Consultants, LLC; (7) Jonathan Giegerich, Tax Manager, Unitil; (8) Kevin Sprague, Vice President of Engineering, Unitil; (9) Tressa Bickford, Manager of Utility Accounting and Budgeting, Unitil; (10) Paul M. Normand, President of Management Applications Consulting, Inc.; (11) Douglas Debski, Senior Regulatory Analyst, Unitil; and (12) Dylan D’Ascendis, Director of ScottMadden, Inc. The evidentiary record consists of approximately 320 exhibits.4

III.	DESCRIPTION OF PROPOSED SETTLEMENT PROVISIONS

A.	Introduction

The Settlement provides for a base distribution rate increase of $4.596 million over current rates, to be phased-in over two years: (1) an increase of $3.677 million, effective on March 1, 2020; and (2) an increase of $0.919 million, effective on March 1, 20215 (Settlement at §§ 1.1.1, 1.1.4). Pursuant to the Settlement, the proposed base distribution

[4]

On its own motion, the Department moves into the record of this proceeding the Company’s initial filing and supporting documentation, responses to information requests issued by the Network, and the Settlement and supporting documentation, which includes responses to information requests issued by the Attorney General.

[5]

According to the Settling Parties, approximately $3.305 million of the $4.596 million rate increase is a result of the transfer into base distribution rates of the GSEP revenue requirement approved in Fitchburg Gas and Electric Light Company, D.P.U. 18-GSEP-01 (2019) (Joint Explanatory Statement at 1 n.1).

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rate increase includes an agreed-upon revenue requirement6 and the transfer of 2015-2018 GSEP investments into base distribution rates (Settlement at §§ 1.1.2, 1.1.3, 1.2). Further, the Settlement provides that other than the March 1, 2020, and March 1, 2021, distribution rate increases, the Company will not increase or redesign base distribution rates for tariffs of general applicability to become effective prior to March 1, 2023 (Settlement at § 1.7.1).7, 8 The Settlement, however, provides for a GSEP-related rate adjustment, effective May 1, 2020 (Settlement at § 1.11).

[6]

The Settlement sets forth the Settling Parties’ agreement with respect to various components of the Company’s revenue requirement. As set forth in the Settlement, the Company will make adjustments, effective March 1, 2020, associated with payroll expense, restricted stock options, medical expense, mains maintenance, rate case expense, depreciation, the Tax Act, excess accumulated deferred income taxes, capital additions, capitalized non-service costs, software amortization, inflation allowance, cash working capital, integrated resource plan expenses, and rate base (Settlement at §§ 1.2.1 through 1.2.11.1). The Settlement also provides that the Company’s revenue requirement includes the amortization of hardship protected accounts receivables balance (Settlement at § 1.5.1).

[7]

Pursuant to the Settlement, the creation of any new reconciling rate recovery factor shall be deemed a base distribution rate increase and, therefore, may not become effective before March 1, 2023, unless mandated by statute or required by Department order applicable to all gas utilities by the Department (Settlement at § 1.7.2). The Settlement provides that this rate freeze provision is not intended to apply to any reconciling rate recovery factor in existence as of the effective date of the Settlement (Settlement at § 1.7.2).

[8]

The Settlement provides that during the base distribution rate freeze, the Company may seek cost recovery for certain exogenous events that meet a revenue impact threshold of $0.40 million (Settlement at §§ 1.81, 1.82).

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B.	Settlement Provisions Effective March 1, 2020

Pursuant to the Settlement, on March 1, 2020, in addition to the first base distribution rate increase taking effect, the Company’s Gas System Enhancement Adjustment Factor (“GSEAF”) will be reduced by $2.852 million in order to bring the factor to zero (Settlement at § 1.1.8).9 Further, the Settlement provides that the Company’s Gas System Enhancement Reconciliation Adjustment Factor (“GSERAF”) will be reduced by $1.018 million in order to bring the factor to zero (Settlement at § 1.1.9).10 In addition, pursuant to the Settlement, the recovery of $0.206 million in pension and post-retirement benefits other than pension (“PBOP”) will be moved from base rates into the Company’s Pension/PBOP Adjustment Factor (“PAF”) (Settlement at § 1.1.7; Settlement, Att. 2, at 2).

Pursuant to the Settlement, the Company will forego seeking any tax refund recoupment associated with the Department’s decision in D.P.U. 18-15-F, and it will withdraw the Motion for Clarification filed on March 6, 2019, pending in D.P.U. 18-15 (Settlement at §§ 1.2.7.1, 1.2.7.2). Further, effective March 1, 2020, the flowback to ratepayers of excess accumulated deferred income taxes will move from the Company’s Local Distribution Adjustment Clause (“LDAC”) into base distribution rates (Settlement

[9]	The Settlement provides for a subsequent increase in the Company’s GSEAF rates, effective May 1, 2020, as discussed below in Section II.D.
[10]

Pursuant to the Settlement, the under-recovered GSEP amount as of February 29, 2020, will be deferred for twelve months and accrue charges at the prime rate (Settlement at § 1.3.2.1). As set forth below, the Company will increase its GSERAF, effective March 1, 2021, to recover the deferred amount.

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at § 1.1.10). The Company’s Tax Adjustment Credit Factor (“TACF”), which currently is a refund (i.e., a credit) to customers, will be increased by $0.670 million, in order to bring the factor to zero, and the TACF will be eliminated (Settlement at § 1.1.10).11 In addition, to the extent that any future change in the federal corporate income tax rate takes effect prior to March 1, 2023, the Company agrees to flow through any adjustments in a single-issue rate filing (Settlement at § 1.2.7.3).

C.	Settlement Provisions Effective March 1, 2021

Pursuant to the Settlement, on March 1, 2021, in addition to the aforementioned base distribution rate increase, the Company may increase its GSERAF rates by $1.191 million to recover its estimated February 29, 2020, GSEP deferral over 24 months (Settlement at §§ 1.1.5, 1.3.2.1, 1.3.2.2).12 The Settlement provides that this increase to GSERAF to recover the GSEP deferral will terminate on March 1, 2023 (Settlement at § 1.4.1).

D.	GSEP-Related Settlement Provisions Effective May 1, 2020

The Settlement provides that on May 1, 2020, the GSEAF rate will be increased to approximately $1.634 million to recover (1) the 2020 GSEP revenue requirement associated with the 2019 and 2020 investments and (2) the January-February 2020 GSEP revenue requirement associated with the 2015-2018 investments (Settlement at § 1.11.1). The Settling

[11]	The Settlement provides that any TACF remaining balance will be recovered or credited to the Company’s Balancing Penalty Credit Factor, included as part of the LDAC (Settlement at § 1.1.10).
[12]	Pursuant to the Settlement, the GSEP deferral amount subject to recovery is estimated to be $2.160 million by March 1, 2021 (Settlement at § 1.3.2.1).

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Parties agree that the increase in the GSEAF rate shall be subject to the Department’s normal reconciliation process through the Company’s GSERAF filing (Settlement at § 1.11.1). The Settlement also provides that the GSEP revenue increase will be capped at 2.5 percent, when calculating the May 1, 2021 and May 1, 2022 increases to the GSEAF and the subsequent GSERAFs effective November 1, 2021 and November 1, 2022 (Settlement at § 1.11.2)13 In addition, pursuant to the Settlement, the Company’s GSEAF filings shall include the Settlement’s capital structure and return amounts, updated depreciation rates, and composite property tax rate (Settlement at § 1.11.3).14

E.	Capital Structure and Rate of Return

Pursuant to the Settlement, the Company will use a 9.70 percent return on equity for ratemaking purposes (Settlement at § 1.6.1). Additionally, the Company will use a capital structure consisting of 52.45 percent common equity and 47.55 percent long-term debt, excluding goodwill (Settlement at § 1.6.2). The long-term debt rate shall be at an interest rate of 6.09 percent, and the resulting calculated weighted average cost of capital to be used for ratemaking purposes, pursuant to the Settlement, is 7.99 percent (Settlement at §§ 1.6.3, 1.6.4).

[13]

The Settlement provides that the March 1, 2021, recovery of the GSEP deferral discussed above in Section III.C referenced in § 1.3.2 shall not be included in the calculation of the 2.5 percent cap (Settlement at § 1.11.2).

[14]

Regarding the property tax rate, the Settlement provides that the Company will use its composite property tax rate of 2.12 percent, calculated as the ratio of total annual property taxes paid to total net plant in service (Settlement at § 1.11.3).

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F.	Cost Allocation and Rate Design

Pursuant to the Settlement, the Company will assign the March 1, 2020 and March 1, 2021, base distribution rate increases by the percentage of volumetric- and demand-related base revenue generated from current base distribution rates (i.e., rates approved in D.P.U. 15-81) using the 2018 test year normalized volumes (Settlement at § 1.9.1). Further, the Settlement provides that the resulting allocated portion of the base revenue increase will be added to the 2018 volumetric- and demand-related base revenue of each volumetric- and demand-related rate component to determine the target volumetric- and demand-related base revenue by rate component (Settlement at § 1.9.1). Next, according to the Settlement, the target volumetric- and demand-related base revenue by rate component will be divided by the 2018 test year normalized volumes and demand to derive the base distribution rates to become effective on March 1, 2020 (Settlement at § 1.9.1).

The Settlement provides that the March 1, 2020 and March 1, 2021, base distribution rate changes shall only impact the demand and volumetric components of base rates (Settlement at § 1.10.1). Pursuant to the Settlement, the rate design shall be derived by maintaining the current customer charge for all rate classes (Settlement at § 1.10.2). For rate classes with only a volumetric component, the per therm rate shall be increased to collect the changes in the revenue caused by the rate increases, such that taken together with the customer charge revenue, the total calculated revenue using 2018 weather normalized test year billing determinants equals the revenue requirement for the class (Settlement at § 1.10.3). For rate classes with both demand and volumetric (per therm) rates, those rates

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shall be increased by the same percentage, such that taken together with the customer charge revenue, the total calculated revenue using 2018 weather normalized billing determinants equals the revenue requirement for the class (Settlement at § 1.10.4). Finally, the Settlement provides that pursuant to the Company’s revenue decoupling adjustment clause, the total Benchmark Revenue is $21.068 million for March 1, 2020, and $21.986 million for March 1, 2021 (Settlement at § 1.10.5).

G.	Other Settlement Terms

The Settlement states that it (1) shall not constitute an admission by any party that any allegation or contention in this proceeding is true or false and (2) establishes no principles and, except as to those issues resolved by approval of this Settlement, shall not foreclose any party from making any contention in any future proceedings (Settlement at §§ 2.1, 2.2). The Settlement provides that the Settling Parties agree that the content of Settlement negotiations, including work papers and documents produced in connection with the Settlement, is confidential (Settlement at § 2.3). The Settlement also states that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion and that the content of settlement negotiations are not to be used in any manner with these or other proceedings involving the parties to this Settlement (Settlement at § 2.3).

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The Settling Parties state that the intent is for the Company’s customers to receive the full benefit of the matters addressed in the Settlement, not some substitute regulatory treatment of lesser value, and the terms of the Settlement shall not be interpreted to diminish the intended customer benefit (Settlement at § 2.4). The Settlement prohibits the Company from recovering more than once any charges collected under this Settlement or in any other rate, charge, or tariff the Company collects, and it requires a full refund with interest as soon as reasonably possible in the event that such over-recovery is discovered (Settlement at § 2.8).

The terms of the Settlement provide that the Department shall have its usual jurisdiction to implement the terms of the Settlement (Settlement at § 2.7). The Settlement provides that nothing in the Settlement shall be construed to limit the Attorney General’s right to petition the Department for a review of the Company under G.L. c. 164, § 93 or other laws or regulations, or to pursue any cause of action related to the Settlement in court under G.L. c. 93A (Settlement at §§ 2.7, 2.9).

The Settlement provides that its provisions are not severable and that the Settlement is conditioned on approval in full by the Department (Settlement at § 2.5). The Settlement provides that it shall be effective upon its approval by the Department and, should the Department not approve the Settlement in its entirety by March 1, 2020, the Settlement states that it shall be deemed withdrawn and not constitute any part of the record in this proceeding or be used for any other purpose (Settlement at § 2.6).

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IV.	STANDARD OF REVIEW

In assessing the reasonableness of an offer of settlement, the Department reviews all available information to ensure that the settlement is consistent with Department precedent and the public interest. Fall River Gas Company, D.P.U. 96-60 (1996); Essex County Gas Company, D.P.U. 96-70 (1996); Boston Edison Company, D.P.U. 92-130-D at 5 (1996); Bay State Gas Company, D.P.U. 95-104, at 14-15 (1995); Boston Edison Company, D.P.U. 88-28/88-48/89-100, at 9 (1989). A settlement among the parties does not relieve the Department of its statutory obligation to conclude its investigation with a finding that a just and reasonable outcome will result. D.P.U. 95-104, at 15; D.P.U. 88-28/88-48/89-100, at 9.

It is well established that the Department’s goals for utility rate structure are efficiency, simplicity, continuity, fairness, and earnings stability. D.P.U. 95-104, at 15; Bay State Gas Company, D.P.U. 92-111, at 283 (1992); see also Massachusetts Electric Company, D.P.U. 95-40, at 144-45 (1995). The Department has previously accepted settlements that include cost allocation and/or rate design when such settlements were consistent with the Department’s goals. D.P.U. 96-60; D.P.U. 96-70; D.P.U. 95-104, at 15; Massachusetts Electric Company, D.P.U. 91-52 (1991).

V.	ANALYSIS AND FINDINGS

As an initial matter, the Department has considered the Network’s comments requesting that the Department set the low-income discount for gas customers equal to that of electric customers (Network Comments at 1-2). The Department notes that the low-income discount currently is equally set at 25 percent for both gas and electric customers (M.D.P.U. Nos. 221, 223 (gas); M.D.P.U. No. 338 (electric)). The basis for the Network’s request in this proceeding appears to be the Company’s proposal in Fitchburg Gas and Electric Light Company, D.P.U. 19-130, to increase the low-income discount for electric customers to

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34.5 percent (Exh. LI-2).15 In D.P.U. 19-130, the Company seeks to increase the low-income discount for electric customers based on the applicability of G.L. c. 164, § 141 and the Department’s findings in Massachusetts Electric Company and Nantucket Electric Company, D.P.U. 15-155, at 469-471 (2016). D.P.U. 19-130, Exh. Unitil-DJD-1, at 5. The Department’s decision in that docket still is pending. In any event, we are not persuaded that resolution of the Network’s request through approval of the instant Settlement is appropriate. In particular, the Department is not convinced that an adjustment to the low-income discount for electric customers consistent with our findings in D.P.U. 15-155, at 469-471, or otherwise through the approval of a negotiated settlement, inevitably would warrant a corresponding adjustment to the low-income discount for gas customers.16 Therefore, the Department declines to adjust the low-income discount for gas customers.

The Department has reviewed the terms of the Settlement and supporting documents, the Company’s initial filing, and responses to all information requests. The Department also has carefully reviewed and considered the comments made at the public hearing and submitted in writing. In particular, the Department has fully evaluated the proposed revenue increases in light of the information provided in and with the Settlement concerning the

[15]

On January 30, 2020, the Company and Attorney General filed a proposed Settlement Agreement in D.P.U. 19-130, which includes a provision to increase the low-income discount for electric customers to 34.5 percent (Settlement Agreement at § 1.11).

[16]

The Department notes that the Network has raised a similar issue in NSTAR Gas Company, D.P.U. 19-120, which is a currently pending base distribution rate proceeding. The Department anticipates exploring this issue further in that proceeding.

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appropriate revenue requirement of the Company, its test-year revenues and expenses, and capital additions. The Department also has reviewed the proposed GSEP-related provisions, the transfer of pension and PBOP recovery to the PAF, and transfer of the flowback of ADIT to base rates and the associated termination of the TACF.

Based on all of the above considerations, we find that the Settlement, taken as a whole, provides for a level of additional revenues that is consistent with findings that might reasonably have been made by the Department, and, therefore, produces a level of revenues consistent with the establishment of just and reasonable rates. We also conclude that the aforementioned reconciling proposals set forth in the Settlement are consistent with Department ratemaking precedent and will result in just and reasonable rates. Further, we find that the Settlement results in a utility rate structure that reflects the Department’s goals of efficiency, simplicity, continuity, fairness, and earning stability. D.P.U. 95-104, at 15. As a result, the Department concludes that the Settlement is consistent with both applicable law and public interest, and we find that approval of the Settlement provisions results in a just and reasonable resolution of the many issues in this proceeding, including the Company’s tax-related issues under investigation in D.P.U. 18-15. NSTAR Electric Company, D.T.E. 03-121, at 49 (2004). Accordingly, the Settlement is approved.

In accordance with the terms of the Settlement, the Department’s acceptance does not constitute a determination as to the merits of any allegations or contentions made in this proceeding not expressly covered by the Settlement. In addition, the Department’s acceptance does not establish a precedent for future filings, whether ultimately settled or adjudicated.17

[17]

As the Department has noted in the past, the Settlement’s confidentiality provision set out at Section 2.3 does not bind the Department or preclude its inquiry as events may warrant. Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 04-114/03-118, at 6 n.4 (2005); Boston Edison Company, D.T.E. 03-117-A (Phase II) at 5 n.6 (2004). To the extent that the parties intend the assertion of confidentiality to be a motion for protective treatment, it is premature.

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This Order is intended to be, and shall be construed to be, a final order of the Department issued pursuant to G.L. c. 25, § 5, and expressly does not form, and may not be considered to form, a contract binding on the Department or the Commonwealth of Massachusetts. In ruling on the Settlement, the Department exercised its regulatory authority under G.L. c. 164, §§ 76, 94, and 94I; the Department’s approval of the Settlement does not operate to make the Department a party to the Settlement.

Notwithstanding any agreements reached by the Settling Parties, the Department may enforce any of the commitments or obligations provided in the Settlement and the terms of this Order under its regulatory authority, including G.L. c. 164, §§ 76, 94, and 94I, and not as a matter of contract law.

With approval of the Settlement, the Company is directed to file new tariffs to be effective March 1, 2020, reflecting the base distribution rate increase of $3.677 million and relevant provisions of this Settlement as well as the base distribution rate increase of $0.919 million and relevant provisions of this Settlement that are effective March 1, 2021.

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The Department directs that the Company make such a compliance filing consistent with the terms of the Settlement.

VI.	ORDER

Accordingly, after due notice, public hearing, and consideration, it is

ORDERED: That the Joint Motion for Approval of Settlement, submitted by Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division) and the Attorney General of the Commonwealth of Massachusetts on January 31, 2020, is GRANTED and the Settlement is APPROVED; and it is

FURTHER ORDERED: That proposed tariffs M.D.P.U. Nos. 228 through 236 filed by Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division) on December 17, 2019, to become effective January 1, 2020, are DISALLOWED; and it is

FURTHER ORDERED: That Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division) shall file new schedules of rates and charges as required by this Order and shall design all rates in compliance with this Order; and it is

FURTHER ORDERED: That the new rates shall apply to gas consumed on and after March 1, 2020, but unless otherwise ordered by the Department, shall not become effective earlier than seven days after the rates are filed with supporting data demonstrating that such rates comply with this Order; and it is

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FURTHER ORDERED: That Fitchburg Gas and Electric Light Company d/b/a Unitil (Gas Division) shall comply with all other directives contained in this Order.

By Order of the Department,

/s/ Matthew H. Nelson
Matthew H. Nelson, Chair

/s/ Robert E. Hayden
Robert E. Hayden, Commissioner

/s/ Cecile M. Fraser
Cecile M. Fraser, Commissioner

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An appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.